Exhibit 10.2

EXECUTIVE TRANSITION AGREEMENT

THIS EXECUTIVE TRANSITION AGREEMENT (this “Agreement”) by and between KĀDANT INC., a Delaware corporation (the “Company”), and Edward J. Sindoni (the “Executive”) is made as of August 17, 2009.

WHEREAS, the Company and the Executive desire to provide for an orderly transition to the Executive’s successor as Chief Operating Officer (“COO”) of the Company beginning on September 1, 2009 and continuing through September 1, 2010 (the “Retirement Date”), when (unless sooner terminated as provided for herein) the Executive will retire and cease to be an employee of the Company;

WHEREAS, in connection with the foregoing, the Company and the Executive wish to set forth the terms of such transition in this Agreement;

WHEREAS, the Company and the Executive are parties to that certain Amended and Restated Executive Retention Agreement, dated as of December 9, 2008 (the “Executive Retention Agreement”), which provides certain benefits to the Executive in his position as COO in the event of a termination of his employment following a Change in Control (as defined below) of the Company; and

WHEREAS, the Company and the Executive wish to replace the Executive Retention Agreement with the benefits and obligations set forth in this Agreement, to be effective upon the Executive’s transition to a non-officer employee of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1.   Employment.

1.1    Except as hereinafter otherwise provided, the Company shall employ the Executive as the Executive Vice President and COO of the Company through August 31, 2009 and as a non-officer employee of the Company, with a title, if any, to be determined by the Chief Executive Officer (“CEO”) of the Company, from September 1, 2009 through the Retirement Date.  The Executive agrees to remain in the employment of the Company in such capacities through the Retirement Date, at which point the Executive shall retire and cease to be an employee of the Company.

1.2    The Executive shall work for the Company on a full-time basis through August 31, 2009 and on a part-time basis (on average at least 20 hours per week) from September 1, 2009 through the Retirement Date.

1.3    From September 1, 2009 through the Retirement Date, the Executive shall work under the direction of and on such matters as may be reasonably assigned to him by the CEO or COO.  Such duties may include, but shall not be limited to, the advancement of the business and interests of the Company, consulting with the CEO or COO as requested on strategic and operational matters related to the Company, meeting with industry groups and the Company’s customers as requested by the CEO or COO, evaluating potential acquisition targets and undertaking special assignments agreed to between the Executive and the CEO or COO.

1.4    The Executive agrees that, during the specified period of employment, he shall, to the best of his ability, perform his duties, and shall not engage in any business, profession or occupation which would conflict with the rendering of the agreed upon services, either directly or indirectly, without the prior approval of the Board of Directors.

2.   Compensation.  During the period of his employment by the Company under this Agreement, the Executive shall be compensated for his services as follows:

2.1    Except as provided in Section 2.6, (a) during the period commencing on the date of this Agreement and ending on August 31, 2009, the Executive shall continue to be paid a base salary at his current annual rate of $288,000 and (b) during the period commencing on September 1, 2009 and ending on the Retirement Date, the Executive shall be paid a base salary at an annual rate of $144,000.

2.2    The Executive shall be eligible to participate in the Company’s Cash Incentive Plan (a) based on his current target or reference bonus of $175,000 for the fiscal year ending January 2, 2010 and (b) based on a target or reference bonus of $60,000 for the fiscal year ending January 1, 2011 (based on the portion of such fiscal year elapsed through the Retirement Date), in each case subject to the terms of the Cash Incentive Plan.  Provided that the Executive remains an employee of the Company through the Retirement Date, the Executive shall be eligible to participate in the Cash Incentive Plan for the fiscal year ending January 1, 2011 regardless of whether the Executive is an employee of the Company through the end of such fiscal year.  Any bonus payable to the Executive under the Cash Incentive Plan shall be paid in accordance with the terms of the Cash Incentive Plan, but in no event later than March 15 of the fiscal year following the fiscal year for which the bonus is payable.

2.3    The Executive’s existing restricted stock unit awards shall continue to be governed by the terms of the applicable plans and agreements; provided, however, that if the Executive remains an employee of the Company through the Retirement Date, the restricted stock unit award granted to the Executive on March 3, 2008 shall vest in full as of the Retirement Date.  For the avoidance of doubt, the Executive acknowledges that he shall forfeit all unvested restricted stock unit awards on the Retirement Date or such earlier date as his employment terminates in accordance with this Agreement.

2.4    The Executive shall be reimbursed for any and all monies expended by him in connection with his employment for reasonable and necessary expenses on behalf of the Company in accordance with the policies of the Company then in effect.

2.5     Until the Retirement Date or the earlier termination of this Agreement, the Executive shall (a) be eligible to participate in the Company’s executive and employee benefit plans and arrangements that are offered to executive officers and employees of the Company (including, without limitation, retirement, medical insurance, dental insurance, life insurance, disability benefits and vacation (which shall accrue in accordance with the

Company’s vacation policy and shall be adjusted appropriately when the Executive changes from a full-time employee to a part-time employee)), to the extent he remains eligible to do so under the terms of such plans and to the extent that the Company continues such plans for its executive officers and employees, and (b) continue to receive the same perquisites that are generally provided to other executive officers of the Company.

2.6     If, because of adverse business conditions or for other reasons, the Company at any time puts into effect salary reductions applicable to all executive officers of the Company generally, the salary payments required to be made under this Agreement to the Executive during any period in which such general reduction is in effect may be reduced by the same percentage as is applicable to all executive officers of the Company generally.  Any benefits made available to the Executive which are related to base salary shall also be reduced in accordance with any salary reduction.

3.            Restrictive Covenants.

3.1     During the period of the Executive’s employment with the Company and for a period of two years following the termination of such employment, the Executive shall not, directly or indirectly, own, manage, control, operate, be employed by, participate in or be connected with the ownership, management, operation or control of any business which competes with the Company or any of its affiliated companies; provided, however, that the foregoing shall not apply to ownership of less than 5% of the outstanding stock of a publicly held corporation, which ownership is disclosed to the Board of Directors, nor shall it apply to any other relationship which is disclosed to and approved by the Board of Directors.

3.2     During the period of the Executive’s employment with the Company and for a period of two years following the termination of such employment, the Executive shall not, either alone or in association with others, solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers or business partners of the Company that were contacted, solicited or served by the Company during the 12-month period prior to the termination of the Executive’s employment with the Company.

3.3     During the period of the Executive’s employment with the Company and for a period of two years following the termination of such employment, the Executive shall not, either alone or in association with others, (a) solicit, induce or attempt to induce any employee of the Company to terminate his or her employment with the Company or (b) hire, recruit or attempt to hire any person who was employed by the Company at any time during the term of the Executive’s employment with the Company, provided that this clause (b) shall not apply to the recruitment or hiring of any individual whose employment with the Company has been terminated for a period of six months or longer.

3.4     During the period of the Executive’s employment with the Company and thereafter, the Executive shall not, without the written consent of the Company, utilize or disclose to others any proprietary or confidential information of any type or description, which terminology shall be construed to mean any information developed or identified by the Company that is intended to give it an advantage over its competitors or that could give a competitor an advantage if obtained by it, unless and until such confidential information has become public knowledge through  no fault of the Executive.  Such information includes, but is not limited to, product or process design, specifications, manufacturing methods, financial or statistical information about the Company, marketing or sales information about the Company, sources of supply, lists of customers and the Company’s plans, strategies and contemplated actions.  The Executive shall not disclose any proprietary or confidential information to others outside the Company or use the same for any unauthorized purposes without written approval by an executive officer of the Company, either during or at any time after employment, unless and until such proprietary or confidential information has become public knowledge without fault by the Executive.

3.5     During the period of the Executive’s employment by the Company and for a period of two years following the termination of such employment, the Executive shall not in any way whatsoever aid or assist any party seeking to cause, initiate or effect a Change in Control of the Company without the prior approval of the Board of Directors.

4.   Termination.

4.1     Except for the covenants set forth in Section 3, which covenants shall remain in effect for the periods stated therein, and subject to the satisfaction of the provisions of this Agreement that require payments or the provision of benefits after the termination of this Agreement, this Agreement shall terminate on the earlier of the Retirement Date and the occurrence of any of the following events:

    (a)   on the effective date set forth in any resignation submitted by the Executive and accepted by the Company, or if no effective date is agreed upon, the date of receipt of such letter;

    (b)   upon the death of the Executive;

    (c)   at the election of the Company, upon the Disability of the Executive.  For purposes of this Agreement, “Disability” shall mean the Executive’s absence from the performance of the Executive’s duties with the Company for 180 consecutive calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative;

     (d)   upon the termination of the Executive by the Company for Cause.  For purposes of this Agreement, “Cause” shall mean the Executive’s willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company, provided that no act or failure to act by the Executive shall be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Company; or

      (e)   upon termination of the Executive by the Company without Cause.

4.2     Except as otherwise expressly provided herein, upon the termination of this Agreement, all of the Company’s obligations under this Agreement, including, without limitation, making payments to the Executive, shall immediately cease and terminate.

4.3     Notwithstanding the foregoing, in the event of the termination of this Agreement pursuant to Section 4.1(a) or (d), the Company shall pay to the Executive, in a lump sum in cash within 30 days after the date of termination of this Agreement, an amount equal to the sum of (a) the Executive’s base salary through the date of termination of this Agreement, (b) the annual bonus payable (including any bonus or portion thereof which has been earned but deferred) to the Executive for the most recently completed fiscal year (if such bonus has not yet been paid), provided that, notwithstanding the foregoing, such annual bonus need not be paid within the 30-day period as long as such annual bonus is paid not later than March 15 of the fiscal year following the fiscal year for which the bonus is payable, and (c) the amount of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not previously paid (the sum of the amounts described in clauses (a), (b) and (c) shall be hereinafter referred to as the “Accrued Obligations”).

4.4     Notwithstanding the foregoing, in the event of the termination of this Agreement pursuant to Section 4.1(b) or (c), the Company shall (a) pay to the Executive (or the Executive’s estate, if applicable), in a lump sum in cash within 30 days after the date of termination of this Agreement, the Accrued Obligations and (b) pay to the Executive (or the Executive’s estate, if applicable), in a lump sum in cash within 30 days after the date of termination of this Agreement, an amount equal to the product of (i) the Executive’s target or reference bonus for the fiscal year in which this Agreement is terminated and (ii) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination of this Agreement, and the denominator of which is either 365 (for the fiscal year ending January 2, 2010) or 242 (for the fiscal year ending January 1, 2011) (the “Pro-Rated Bonus”).

4.5       Notwithstanding the foregoing, in the event of the termination of this Agreement pursuant to Section 4.1(e), the Company shall:

     (a)   pay to the Executive, in a lump sum in cash within 30 days after the date of termination of this Agreement, the Accrued Obligations;

      (b)   continue to pay to the Executive through the Retirement Date the compensation (including, without limitation, base salary, bonus and vacation pay) that the Executive would have received pursuant to this Agreement had the Executive remained an employee of the Company through the Retirement Date; and

     (c)   continue to provide benefits (including, without limitation, retirement, medical insurance, dental insurance, life insurance and disability benefits) to the Executive and the Executive’s family through the Retirement Date at least equal to those which would have been provided to them if the Executive’s employment had not been terminated, in accordance with the applicable benefit plans in effect on the on the date of termination of this Agreement or, if more favorable to the Executive and the Executive’s family, in effect generally at any time thereafter with respect to other executive officers of the Company and its affiliated companies; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive a particular type of benefits (e.g., medical benefits) from such employer on terms at least as favorable to the Executive and the Executive’s family as those being provided by the Company, then the Company shall no longer be required to provide those particular benefits to the Executive and the Executive’s family; and provided further, however, that (i) if any particular benefits cannot be provided because of plan or regulatory restrictions, then the Company will pay to the Executive an amount equal to the cost the Executive will incur in acquiring such benefits directly as a result of the Company not providing such benefits and (ii) to the extent the Company determines that the Executive’s qualifying event for purposes of continuation of medical benefits under COBRA occurs on the date of termination of this Agreement, such period of continuation of benefits shall not be counted against or otherwise reduce the period for which the Company must provide continuation of medical benefits under this Section 4.5(c) unless the Executive otherwise agrees.

In addition, upon termination of this Agreement pursuant to Section 5.1(e), each of the Executive’s restricted stock unit awards shall become immediately vested to the same extent that such restricted stock unit awards would have vested had the Executive remained an employee of the Company through the Retirement Date.  The provision to the Executive of the benefits provided by this Section 4.5 shall be contingent upon the execution by the Executive of a release in a form reasonably acceptable to the Company.

4.6     Notwithstanding the foregoing, in the event of the termination of this Agreement on the Retirement Date, the Company shall pay to the Executive, in a lump sum in cash within 30 days after the date of termination of this Agreement, an amount equal to the sum of (a) the Executive’s base salary through the Retirement Date, (b) the annual bonus payable to the Executive for the fiscal year ending January 1, 2011, which shall be paid in accordance with Section 2.2, and (c) the amount of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not previously paid.

4.7     For the avoidance of doubt, if the Executive shall become entitled to any payments or other benefits pursuant to the Executive Retention Agreement or Section 5.3(b) of this Agreement, the payments and other benefits provided for by Sections 4.3 through 4.6 of this Agreement shall not be payable or provided to the Executive.

4.8     For the avoidance of doubt, the termination of the Executive’s employment as a result of the expiration of this Agreement on the Retirement Date shall not be considered a termination of this Agreement pursuant to Section 4.1(a) or (e).

5.   Change in Control.  The Company and the Executive hereby agree that (a) the Executive Retention Agreement shall remain in full force and effect from the date of this Agreement through August 31, 2009 and shall thereafter be terminated in its entirety and (b) as of September 1, 2009, but not prior to such date, the terms and conditions of this Section 5 shall become effective and shall be binding on the Company and the Executive.  For the avoidance of doubt, (i) if a Change in Control occurs on or before August 31, 2009 and the Executive’s employment with the Company is subsequently terminated on or before August 31, 2009, then the Executive shall be entitled to the benefits, if any, and subject to the obligations set forth in the Executive Retention Agreement and (ii) if a Change in Control occurs at any time while this Agreement is in effect and the Executive’s employment with the Company is subsequently terminated on or after September 1, 2009, but not later than the Retirement Date, then the Executive shall be entitled to the benefits, if any, and subject to the obligations set forth in this Section 5.

5.1     Key Definitions.  As used herein, the following terms shall have the following respective meanings:

    (a)  “Change in Control” means an event or occurrence set forth in any one or more of clauses (i) through (iv) below (including an event or occurrence that constitutes a Change in Control under one of such clauses but is specifically exempted from another such clause):

          (i)   the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 5.1(a)(i), the following acquisitions shall not constitute a Change in Control: (x) any acquisition by the Company; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (A) and (B) of Section 5.1(a)(iii);

          (ii)   such time as the Continuing Directors (as defined below) do not constitute a majority of the Board of Directors (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board of Directors (A) who was a member of the Board of Directors on August 17, 2009 or (B) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board of Directors was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (B) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board of Directors;

         (iii)   the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 80% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; and (B) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors; or

        (iv)   approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

  (b)  “Change in Control Date” means the first date during the Term (as defined below) on which a Change in Control occurs.  Anything in this Agreement to the contrary notwithstanding, if (i) a Change in Control occurs, (ii) the Executive’s employment with the Company is terminated prior to the date on which the Change in Control occurs and (iii) it is reasonably demonstrated by the Executive that such termination of employment (A) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (B) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this Agreement the “Change in Control Date” shall mean the date immediately prior to the date of such termination of employment.

  (c)  “Good Reason” means the occurrence, without the Executive’s written consent, of any of the events or circumstances set forth in clauses (i) through (vii) below on or after the Change in Control Date.  Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason if, prior to the Date of Termination specified in the Notice of Termination (each as defined in Section 5.2(a)) given by the Executive in respect thereof, such event or circumstance has been fully corrected within 30 days after notice thereof and the Executive has been reasonably compensated for any losses or damages resulting therefrom:

         (i)  the assignment to the Executive of duties inconsistent in any material respect with the Executive’s duties, authority or responsibilities in effect immediately prior to the earliest to occur of (A) the Change in Control Date, (B) the date of the execution by the Company of the initial written agreement or instrument providing for the Change in Control or (C) the date of the adoption by the Board of Directors of a resolution providing for the Change in Control (with the earliest to occur of such dates referred to herein as the “Measurement Date”) or a material diminution in such position, authority or responsibilities;

            (ii)  a reduction in the Executive’s annual base salary as in effect on the Measurement Date or as the same was or may be increased thereafter from time to time;

            (iii)  the failure by the Company to (A) continue in effect any material compensation or benefit plan or program (including, without limitation, any life insurance, medical, health and accident or disability plan and any vacation policy) (a “Benefit Plan”) in which the Executive participates or which is applicable to the Executive immediately prior to the Measurement Date, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or program, (B) continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable than the basis existing immediately prior to the Measurement Date, (C) award cash bonuses to the Executive in amounts and in a manner substantially consistent with past practice in light of the Company’s financial performance or (D) continue to provide any material fringe benefit enjoyed by the Executive immediately prior to the Measurement Date;

            (iv)  a change by the Company in the location at which the Executive performs his principal duties for the Company to a new location that is both (A) outside a radius of 50 miles from the Executive’s principal residence immediately prior to the Measurement Date and (B) more than 30 miles from the location at which the Executive performed his principal duties for the Company immediately prior to the Measurement Date; or a requirement by the Company that the Executive travel on Company business to a substantially greater extent than required immediately prior to the Measurement Date;

            (v)  the failure of the Company to obtain the agreement from any successor to the Company to assume and agree to perform this Agreement, as required by Section 9.1;

            (vi)  a material breach by the Company of this Agreement; or

            (vii)  any failure of the Company to pay or provide to the Executive any portion of the Executive’s compensation or benefits due under any Benefit Plan within seven days of the date such compensation or benefits are due.

The Executive’s right to terminate his employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness.

 (d)   “Term” means the period commencing on September 1, 2009 and ending on the date that this Agreement terminates pursuant to Section 4.1.

5.2   Termination of Employment Following Change in Control.

 (a)   If the Change in Control Date occurs during the Term, any termination of the Executive’s employment by the Company or by the Executive (other than due to the death or Disability of the Executive) within 12 months following the Change in Control Date, but not later than the Retirement Date, shall be communicated by a written notice to the other party hereto (the “Notice of Termination”), given in accordance with Section 10.  Any Notice of Termination shall: (i) indicate the specific termination provision (if any) of this Agreement relied upon by the party giving such notice; (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and (iii) specify the Date of Termination (as defined below).  The effective date of an employment termination following a Change in Control Date (the “Date of Termination”) shall be the close of business on the date specified in the Notice of Termination (which date may not be less than 15 days or more than 120 days after the date of delivery of such Notice of Termination), in the case of a termination other than one due to the Executive’s death or Disability, or the date of the Executive’s death or Disability, as the case may be.  In the event the Company fails to satisfy the requirements of this Section 5.2(a) regarding a Notice of Termination, the purported termination of the Executive’s employment pursuant to such Notice of Termination shall not be effective for purposes of this Agreement.

  (b)    The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting any such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

 (c)     Any Notice of Termination for Cause given by the Company following a Change in Control Date must be given within 90 days of the occurrence of the event(s) or circumstance(s) that constitute(s) Cause.  Prior to any Notice of Termination for Cause being given (and prior to any termination for Cause being effective) following a Change in Control Date, the Executive shall be entitled to a hearing before the Board of Directors at which the Executive may, at the Executive’s election, be represented by counsel and at which the Executive shall have a reasonable opportunity to be heard.  Such hearing shall be held on not less than 15 days prior written notice to the Executive stating the Board of Directors’ intention to terminate the Executive for Cause and stating in detail the particular event(s) or circumstance(s) that the Board of Directors believes constitutes Cause for termination.

  (d)    Any Notice of Termination for Good Reason given by the Executive following a Change in Control Date must be given within 90 days of the first occurrence of the event(s) or circumstance(s) that constitute(s) Good Reason.

5.3   Benefits to Executive.

 (a)    Stock Acceleration.  If the Change in Control Date occurs during the Term, then, effective upon the Change in Control Date, (i) each outstanding option to purchase shares of Common Stock of the Company held by the Executive shall become immediately exercisable in full and will no longer be subject to a right of repurchase by the Company and (ii) each outstanding share of restricted stock and each restricted stock unit award shall be deemed to be fully vested and will no longer be subject to a right of repurchase or forfeiture by the Company.

  (b)    Compensation upon Termination for Good Reason or Without Cause.  Subject to the provisions of Section 5.2, if the Change in Control Date occurs during the Term (or the Change in Control Date occurred on or before August 31, 2009 while the Executive Retention Agreement was still in effect) and this Agreement is terminated pursuant to Section 4.1(a) where the reason for the resignation is Good Reason or pursuant to Section 4.1(e), and, in either case, such termination occurs within 12 months following the Change in Control Date, but not later than the Retirement Date, then, in lieu of the benefits provided by Section 4.3 or 4.5, as the case may be:

         (i)   the Company shall pay to the Executive, in a lump sum in cash within 30 days after the Date of Termination, an amount equal to the sum of (A) the Accrued Obligations, (B) the Pro-Rated Bonus and (C) (x) if the Change in Control Date is on or before January 2, 2010, an amount equal to the sum of (1) the aggregate base salary that the Executive would have received during the fiscal year ending January 2, 2010 if the Executive had remained an employee of the Company through the end of such fiscal year (taking into account the terms of this Agreement) and (2) the Executive’s target or reference bonus for the fiscal year ending January 2, 2010 or (y) if the Change in Control Date is on or after January 3, 2010, an amount equal to the sum of (1) the Executive’s highest annual base salary between January 3, 2010 and the Date of Termination and (2) the Executive’s target or reference bonus for the fiscal year ending January 1, 2011;

           (ii)   for one year after the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue to provide benefits (including, without limitation, retirement, medical insurance, dental insurance, life insurance and disability benefits) to the Executive and the Executive’s family at least equal to those which would have been provided to them if the Executive’s employment had not been terminated, in accordance with the applicable benefit plans in effect on the Measurement Date or, if more favorable to the Executive and the Executive’s family, in effect generally at any time thereafter with respect to other executive officers of the Company and its affiliated companies; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive a particular type of benefits (e.g., medical benefits) from such employer on terms at least as favorable to the Executive and the Executive’s family as those being provided by the Company, then the Company shall no longer be required to provide those particular benefits to the Executive and the Executive’s family; and provided further, however, that (A) if any particular benefits cannot be provided because of plan or regulatory restrictions, then the Company will pay to the Executive an amount equal to the cost the Executive will incur in acquiring such benefits directly as a result of the Company not providing such benefits and (B) to the extent the Company determines that the Executive’s qualifying event for purposes of continuation of medical benefits under COBRA occurs on the Executive’s Date of Termination, such period of continuation of benefits shall not be counted against or otherwise reduce the period for which the Company must provide continuation of medical benefits under this Section 5.3(b)(ii) unless the Executive otherwise agrees;

           (iii)   the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive following the Executive’s termination of employment under any plan, program, policy, practice, contract or agreement of the Company and its affiliated companies, in each case to the extent not previously paid or provided; and

          (iv)    if not already vested, the Executive shall be deemed fully vested as of the Measurement Date in any Company retirement plans or other written agreements between the Executive and the Company relating to pay or other benefits upon retirement in which the Executive was a participant, party or beneficiary immediately prior to the Change in Control, and any additional plans or agreements in which the Executive became a participant, party or beneficiary after the Change in Control and before the Date of Termination. In addition to the foregoing, for purposes of determining the amounts to be paid to the Executive under such plans or agreements, the years of service with the Company and the age of the Executive under all such plans and agreements shall be deemed increased by 12 months. For purposes of this Section 5.3(b)(iv), the term “plans” includes, without limitation, the Company’s qualified pension plan, non-qualified pension plans, profit-sharing plans and 401(k) plans, and any companion, successor or amended plans.  In the event the terms of the plans referenced in this Section 5.3(b)(iv) do not for any reason coincide with the provisions of this Section 5.3(b)(iv) (e.g., if plan amendments would cause disqualification of qualified plans), the Executive shall be entitled to receive from the Company, under the terms of this Agreement, an amount equal to all amounts the Executive would have received, at the time the Executive would have received such amounts, had all such plans continued in existence as in effect on the date of this Agreement after being amended to coincide with the terms of this Section 5.3(b)(iv).

6.     Mitigation.  The Executive shall not be required to mitigate the amount of any payment or benefits provided for by this Agreement by seeking other employment or otherwise. Further, except as provided in Sections 4.5(c) and 5.3(b)(ii), the amount of any payment or benefits provided for in this Agreement shall not be reduced by any compensation earned by the Executive as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or otherwise.

7.     Payments Subject to Section 409A.  Subject to the provisions in this Section 7, any severance payments or benefits under this Agreement shall begin only upon the date of the Executive’s “separation from service” (determined as set forth below) which occurs on or after the date of termination of the Executive’s employment.  The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Executive under this Agreement:

   7.1     It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the guidance issued thereunder (“Section 409A”).  Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

    7.2     If, as of the date of Executive’s “separation from service” from the Company, the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this Agreement.

    7.3     If, as of the date of the Executive’s “separation from service” from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then:

       (a)   Each installment of the severance payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation §1.409A-1(b)(4) to the maximum extent permissible under Section 409A.  For purposes of this Agreement, the “Short-Term Deferral Period” means the period ending on the later of the fifteenth day of the third month following the end of the Executive’s tax year in which the separation from service occurs and the fifteenth day of the third month following the end of the Company’s tax year in which the separation from service occurs; and

        (b)   Each installment of the severance payments and benefits due under this Agreement that is not described in Section 7.3(a) and that would, absent this Section 7.3(b), be paid within the six-month period following the Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation §1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury Regulation §1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive’s second taxable year following the taxable year in which the separation from service occurs.

7.4    The determination of whether and when the Executive’s separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation §1.409A-1(h).  Solely for purposes of this Section 7.4, the “Company” shall include all persons with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code.

7.5     All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (a) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (b) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (c) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (d) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

7.6     This Agreement is intended to comply with the provisions of Section 409A and the Agreement shall, to the extent practicable, be construed in accordance therewith.  The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A and do not satisfy an exemption from, or the conditions of, Section 409A.

8.   Disputes.

8.1     Settlement of Disputes; Arbitration.  All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board of Directors of the Company and shall be in writing.  Any denial by the Board of Directors of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon.  The Board of Directors shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim.  Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

8.2     Expenses.  Except with respect to any claim or contest regarding the validity or enforceability of, or liability under, Section 3, the Company agrees to pay as incurred, to the full extent permitted by law, all legal, accounting and other fees and expenses which the Executive may reasonably incur as a result of any claim or contest (regardless of the outcome thereof) by the Company, the Executive or others regarding the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive regarding the amount of any payment or benefits pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

9.   Successors.

9.1     Successor to Company.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if the Executive elects to terminate employment, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.  As used in this Agreement, the “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise.

9.2     Successor to Executive.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive should die while any amount would still be payable to the Executive or the Executive’s family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.  Neither the Executive nor, in the event of his death, the executors, personal representatives or administrators of the Executive’s estate, shall have the power to transfer, assign, mortgage or otherwise encumber in advance any of the payments provided for in this Agreement, nor shall any payments nor assets or funds of the Company be subject to seizure for the payment of any debts, judgments, liabilities, bankruptcy or other actions.

10.   Notice.  All notices, instructions and other communications given hereunder or in connection herewith shall be in writing.  Any such notice, instruction or communication shall be sent either (a) by registered or certified mail, return receipt requested, postage prepaid, or (b) prepaid via a reputable nationwide overnight courier service, in each case addressed to the Company, at One Technology Park Drive, Westford, Massachusetts 01886 and to the Executive at the Executive’s principal residence as currently reflected on the Company’s records (or to such other address as either the Company or the Executive may have furnished to the other in writing in accordance herewith).  Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.

11.   Miscellaneous.

11.1     Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

11.2     Injunctive Relief.  The Company and the Executive agree that any breach of this Agreement by the Company or the Executive is likely to cause the other party substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company or the Executive, as applicable, shall have the right to specific performance and injunctive relief.

11.3     Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, without regard to conflicts of law principles.

          11.4     Waivers.  No waiver by the Company or the Executive at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the other party shall be deemed a waiver of that or any other provision at any subsequent time.

          11.5     Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

11.6     Tax Withholding.  Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.

11.7     Entire Agreement.  Except with respect to the Executive Retention Agreement, which shall remain in full force and effect through August 31, 2009, and any non-disclosure or invention assignment agreement entered into between the Company and the Executive, this Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein, and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

11.8     Amendments.  This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

KADANT INC.

By: /s/ John M. Albertine
John M. Albertine
Chairman, Compensation Committee

EXECUTIVE

/s/ Edward J. Sindoni
Edward J. Sindoni